Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Marcia Kendrick 713-881-8900

SEITEL ANNOUNCES FIRST QUARTER 2011 RESULTS

Cash Resales of $26.3 million

HOUSTON, May 9, 2011 – Seitel, Inc., a leading provider of seismic data to the oil and gas industry, today reported results for the first quarter ended March 31, 2011.

First Quarter Highlights –

($ in millions)	First Quarter
	2011	2010	% Increase
Cash Resales	$26.3	$20.8	26%
Total Revenue	59.5	32.4	84%
Cash EBITDA	21.7	16.1	35%

Cash resales for the first quarter of 2011 were $26.3 million compared to $20.8 million for the first quarter of last year, a 26% increase. Cash resales from 3D unconventional resource plays increased 47% from the first quarter of 2010 to the first quarter of 2011 while cash resales related to conventional 3D data decreased 11% in the same period. In the first quarter of 2011, 72% of our cash resales were from 3D unconventional resource plays with the remaining 28% from conventional 3D, 2D and offshore data. This compares to 62% and 38%, respectively, in the first quarter of 2010.

Total revenue for the first quarter of 2011 was $59.5 million as compared to $32.4 million during the first quarter of 2010. The 84% increase in revenue resulted from a $15.6 million, or 192%, increase in acquisition revenue and an $11.6 million, or 50%, increase in total resale revenue from our library. Acquisition revenue was $23.7 million in the first quarter of 2011, reflecting continuing increased activity in acquiring data in unconventional resource plays. The increase in total resale revenue was due to ongoing client demand for our data located in the resource plays as well as an increase in resale revenue recognized from conventional areas. Solutions revenue of $1.1 million was in line with the first quarter of 2010.

For the first quarter of 2011, net income was $0.5 million as compared to last year’s net loss of $22.2 million. The increase in revenue was the driver of the improved results.

Cash EBITDA, generally defined as cash resales and solutions revenue less cash operating expenses (excluding various non-recurring items), was $21.7 million for the first quarter of 2011 as compared to $16.1 million in the same period of 2010. This increase was primarily due to a $5.5 million improvement in cash revenue offset by a $1.3 million increase in cash operating expenses.

“We are pleased with the year over year improvement in our cash resales,” commented Rob Monson, president and chief executive officer. “With relatively strong oil prices and weak natural gas prices, E&P drilling activity is shifting to basins with liquids-rich hydrocarbons, such as the Eagle Ford, Bakken and Niobrara, areas where we have data for our clients to license.

“We have ramped up our capital expenditure campaign in 2011 and, in the first quarter, had active new data acquisition projects in each of the key resource plays in North America,” stated Monson. “We have expanded into the Niobrara and Marcellus resource plays with current projects in progress totaling 600 square miles and 170 square miles, respectively. We are continuing to add to our already strong foothold in the Eagle Ford, Haynesville, Montney and Horn River areas as well.”

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Selling, general and administrative (“SG&A”) expenses were $7.6 million for the first quarter of 2011 as compared to $6.5 million last year. Cash SG&A expenses increased by $1.3 million between the quarters mainly due to an increase in salaries, benefits and sales commissions. Non-cash SG&A decreased $0.3 million between the quarters resulting from a decrease in amortization of stock option costs.

Our cash balances on March 31, 2011 were $67.7 million. Cash consumption during the first quarter was $22.3 million, as cash EBITDA of $21.7 million was offset by cash utilized by working capital of $4.6 million, net cash capital expenditures for the quarter of $19.6 million and $19.6 million in interest payments on our senior notes.

Gross capital expenditures for the first quarter of 2011 were $42.4 million, of which $41.4 million related to new data acquisition. Our underwriting revenue during the first quarter of 2011 was 57% of the gross investment. Our net cash capital expenditures totaled $19.6 million for the first quarter of 2011.

Our forecast of net cash capital expenditures for the remainder of 2011 is $50.4 million. Our current backlog of net cash capital expenditures related to acquisition programs is $22.5 million.

CONFERENCE CALL

Seitel will hold its quarterly conference call to discuss first quarter results for 2011 on Monday, May 9, 2011 at 11:00 a.m. Central Time (12:00 a.m. Eastern Time). The dial-in number for the call is 866-831-6224, passcode Seitel. A replay of the call will be available until May 16, 2011 by dialing 888-286-8010, passcode 15597464, and will be available following the conference call at the Investor Relations section of the company’s website at http://www.seitel.com.

ABOUT SEITEL

Seitel is a leading provider of onshore seismic data to the oil and gas industry in North America. Seitel’s data products and services are critical for oil and gas exploration and the development and management of hydrocarbon reserves by E&P companies. Seitel owns an extensive library of proprietary onshore and offshore seismic data that it licenses to a wide range of oil and gas companies. Seitel believes that its library of onshore seismic data is the largest available for licensing in North America. Seitel’s seismic data library includes both onshore and offshore 3D and 2D data. Seitel owns over 43,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic data concentrated in the major active North American oil and gas producing regions. Seitel serves a market which includes over 1,600 companies in the oil and gas industry.

The press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” or “anticipates” or similar expressions that concern the strategy, plans or intentions of the Company. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, actual results may differ materially from management expectations reflected in our forward-looking statements. These risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from the Company without charge. Management undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

The press release also includes certain non-GAAP financial measures as defined under the SEC rules. Non-GAAP financial measures include cash resales, for which the most comparable GAAP measure is total revenue; cash EBITDA, for which the most comparable GAAP measure is income (loss) from operations; net cash capital expenditures, for which the most comparable GAAP measure is total capital expenditures; and cash operating expenses for which the most comparable GAAP measure is total operating expenses.

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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	(Unaudited)
	March 31, 2011	December 31, 2010
ASSETS

Cash and equivalents	$67,690	$89,971
Receivables, net	33,268	34,644
Net seismic data library	108,669	106,104
Net property and equipment	5,188	5,446
Investment in marketable securities	2,438	3,102
Prepaid expenses, deferred charges and other	13,494	10,249
Intangible assets, net	31,872	33,117
Goodwill	210,407	208,050
Deferred income taxes	326	326

TOTAL ASSETS	$473,352	$491,009

LIABILITIES AND STOCKHOLDER’S DEFICIT
Accounts payable and accrued liabilities	$38,934	$53,170
Income taxes payable	350	8
Debt:
Senior Notes	402,030	402,056
Notes payable	140	154
Obligations under capital leases	3,434	3,394
Deferred revenue	29,737	37,121
Deferred income taxes	2,347	2,128

TOTAL LIABILITIES	476,972	498,031

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER’S DEFICIT

Common stock, par value $.001 per share; 100 shares authorized, issued and outstanding at March 31, 2011 and December 31, 2010	—	—
Additional paid-in capital	277,752	277,488
Retained deficit	(310,890)	(311,401)
Accumulated other comprehensive income	29,518	26,891

TOTAL STOCKHOLDER’S DEFICIT	(3,620)	(7,022)

TOTAL LIABILITIES AND STOCKHOLDER’S DEFICIT	$473,352	$491,009

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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands)

	Three Months Ended March 31,
	2011	2010

REVENUE	$59,496	$32,376

EXPENSES:
Depreciation and amortization	42,414	38,656
Cost of sales	16	37
Selling, general and administrative	7,565	6,516

	49,995	45,209

INCOME (LOSS) FROM OPERATIONS	9,501	(12,833)

Interest expense, net	(10,159)	(10,149)
Foreign currency exchange gains	232	208
Gain on sale of marketable securities	1,487	52
Other income	49	55

Income (loss) before income taxes	1,110	(22,667)
Provision (benefit) for income taxes	599	(425)

NET INCOME (LOSS)	$511	$(22,242)

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Cash resales represent new contracts for data licenses from our library, including data currently in progress, payable in cash. We believe this measure is important in gauging new business activity. We expect cash resales to generally follow a consistent trend over several quarters, while considering our normal seasonality. Volatility in this trend over several consecutive quarters could indicate changing market conditions. The following table summarizes the components of Seitel’s revenue and shows how cash resales (a non-GAAP financial measure) are a component of total revenue, the most directly comparable GAAP financial measure (in thousands):

	Three Months Ended March 31,
	2011	2010

Acquisition revenue:
Cash underwriting	$22,612	$8,046
Underwriting from non- monetary exchanges	1,039	54

Total acquisition revenue	23,651	8,100

Resale licensing revenue:
Cash resales	26,265	20,811
Non-monetary exchanges	6,015	1,852
Revenue recognition adjustments	2,438	488

Total resale licensing revenue	34,718	23,151

Total seismic revenue	58,369	31,251

Solutions and other	1,127	1,125

Total revenue	$59,496	$32,376

The following table summarizes the percentage increases (decreases) between the three months ended March 31, 2011 and March 31, 2010 for cash resales and total revenue:

1Q10 to 1Q11

Cash resales	26%
Total revenue	84%
Unconventional 3D data cash resales	47%
Unconventional 3D data total revenue	91%
Conventional 3D data cash resales	(11%)
Conventional 3D data total revenue	149%

The following table shows the percentage of cash resales and total revenue generated from data in unconventional 3D resource plays and from conventional 3D, 2D and offshore data for the three months ended March 31, 2011 and March 31, 2010:

	1Q11	1Q10
Unconventional 3D data cash resales	72%	62%
Unconventional 3D data total revenue	81%	78%
Conventional 3D, 2D and offshore data cash resales	28%	38%
Conventional 3D, 2D and offshore data total revenue	17%	18%

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Cash EBITDA represents cash generated from licensing data from our seismic library net of recurring cash operating expenses. We believe this measure is helpful in determining the level of cash from operations we have available for debt service and funding of capital expenditures (net of the portion funded or underwritten by our customers). Cash EBITDA includes cash resales plus all other cash revenues other than from data acquisitions, plus gains on sales of marketable securities obtained as part of licensing over seismic data, less cost of goods sold and cash selling, general and administrative expenses (excluding non-recurring corporate expenses such as severance costs). The following is a quantitative reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, operating income (loss) (in thousands):

	Three Months Ended March 31,
	2011	2010

Cash EBITDA	$21,697	$16,111
Add other revenue components not included in cash EBITDA:
Acquisition revenue	23,651	8,100
Non-monetary exchanges	6,015	1,852
Revenue recognition adjustments	2,438	488
Less:
Gain on sale of marketable securities	(1,487)	(52)
Depreciation and amortization	(42,414)	(38,656)
Non-recurring corporate expenses	(62)	(76)
Non-cash operating expenses	(337)	(600)

Operating income (loss)	$9,501	$(12,833)

The following table summarizes the cash and non-cash components of our total operating expenses (cost of sales and selling, general and administrative (“SG&A”) expenses) for the three months ended March 31, 2011 and March 31, 2010 (in thousands):

	Three Months Ended March 31,
	2011	2010

Cost of Sales	$16	$37
Cash SG&A expenses	7,228	5,916

Cash operating expenses	7,244	5,953
Non-cash equity compensation expense	264	531
Non-cash rent expense	73	69

Total	$7,581	$6,553

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The following table summarizes our actual capital expenditures for the three months ended March 31, 2011 and our estimate for the year ending December 31, 2011 (in thousands):

	Three Months Ended March 31, 2011	Estimate for Remainder of 2011	Total Estimate for 2011
New data acquisition	$41,430	$115,570	$157,000
Cash purchases and data processing	535	6,465	7,000
Non-monetary exchanges	190	6,810	7,000
Property and equipment and other	239	761	1,000

Total capital expenditures	42,394	129,606	172,000
Less:
Non-monetary exchanges	(190)	(6,810)	(7,000)
Cash underwriting	(22,612)	(72,388)	(95,000)

Net cash capital expenditures	$19,592	$50,408	$70,000

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